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                                   EXHIBIT 12

                      RITE AID CORPORATION AND SUBSIDIARIES
        STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   TWENTY-SIX WEEKS ENDED AUGUST 30, 1997 AND
                    YEARS ENDED MARCH 1, 1997, MARCH 2, 1996,
                      MARCH 4, 1995, FEBRUARY 26, 1994 AND
                                FEBRUARY 27, 1993
                          (Dollar Amounts in Thousands)

                       Twenty-Six         Year           Year          Year           Year              Year
                      Weeks Ended        Ended          Ended         Ended          Ended             Ended
                       August 30,        March 1,       March 2,      March 4,      February 26,    February 27,
                             1997         1997           1996          1995           1994              1993
                             ----         ----           ----          ----           ----              ----

Fixed Charges

Interest Expense          $78,550      $96,473        $68,341       $42,300        $28,683           $29,387

Interest Portion(1)
  of Net Rental Expense    51,953       66,067         52,080        40,424         40,427            37,659
                           ------       ------         ------        ------         ------            ------


Fixed Charges Before
  Capitalized Interest    130,503      162,540        120,421        82,724         69,110            67,046


Capitalized Interest        1,676        1,897          1,948           373            217               445
                            -----        -----          -----           ---            ---               ---
Total Fixed Charges      $132,179     $164,437       $122,369       $83,097        $69,327           $67,491
                         ========     ========       ========       =======        =======           =======

Earnings

Income Before Extra-
  ordinary Loss and
  Income Taxes           $215,837     $258,927 (3)   $256,202      $231,464        $45,670 (2)      $200,569


Fixed Charges
Before Capitalized
  Interest                130,503      162,540        120,421        82,724         69,110            67,046
                          -------      -------        -------        ------         ------            ------
Total Adjusted
Earnings                  $346,340     $421,467       $376,623      $314,188       $114,780          $267,615
                          ========     ========       ========      ========       ========          ========

Ratio of Earnings
to Fixed Charges            2.62         2.56           3.08          3.78           1.66              3.97
                            ====         ====           ====          ====           ====              ====




(1) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) Income before extraordinary loss and income taxes for fiscal year 1994 includes a $149,196,000 one-time, pre-tax provision for corporate restructuring and other charges.

(3) Income before extraordinary loss and income taxes for fiscal year 1997 includes a $68,057,000 one-time, pre-tax charge for nonrecurring and other charges.